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                                                                     Exhibit 8.1

                               REID & PRIEST LLP



                                       New York, New York
                                       June 17, 1996



   IntelCom Group (U.S.A.), Inc.
   IntelCom Group Inc.
   9605 E. Maroon Circle
   Englewood, CO 80112

   Gentlemen:

             You have requested our opinion that the U.S. tax consequences described in the "Certain United States Federal Income Tax Considerations" section of the Prospectus, issued by IntelCom Group (U.S.A.), Inc. ("Intelcom"), dated June 18, 1996 (the "Prospectus") in connection with (i) the exchange of Intelcom's outstanding 12.5% Senior Discount Notes Due 2006 (the "Old Notes") for an equal principal amount of newly issued 12.5% Senior Exchange Discount Notes Due 2006 (the "New Notes"), and (ii) the exchange of its outstanding Exchangeable Preferred Stock (the "Old Preferred Stock") for an equal amount of newly issued New Exchangeable Preferred Stock (the "New Preferred Stock"), correctly sets forth the material U.S. federal income tax consequences of the purchase, ownership and disposition of New Notes and New Preferred Stock. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Prospectus.

             The opinion expressed herein is based solely upon current law, including the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service contained in published Revenue Rulings and Revenue Procedures, other current administrative positions of the Internal Revenue Service and existing judicial decisions, all of which are subject to change or modification at any time. This opinion will not apply to Holders that do not hold New Notes, New
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   Preferred Stock and Exchange Debentures as capital assets, or to Holders that are subject to special treatment under the U.S. federal income tax laws, including dealers in securities or currencies, financial institutions, life insurance companies, persons holding New Notes or New Preferred Stock or Exchange Debentures as part of a hedging or conversion transaction or a straddle or United States Holders whose "functional currency" is not the U.S. dollar. It does not address any federal income tax consequences of the purchase, ownership or disposition of the New Preferred Stock or Exchange Debentures by Non-United States Holders, because the Old Preferred Stock and Exchange Debentures were not sold in the Private Offering to persons other than United States Holders.

             In connection with the rendering of this opinion, we have reviewed the Prospectus and other materials as we deemed relevant to the rendering of our opinion. In addition, we have relied upon the assumption that all documents we have reviewed are true and accurate, accurately reflect the originals and have been or will be properly executed, and that actions in connection with the transactions contemplated in the Prospectus have been and will be conducted in the manner provided in such document.

             We are members of the bar of the State of New York and are not admitted to practice law in any other jurisdiction. Accordingly, we express no opinion with respect to the laws of any other jurisdiction other than the federal laws of the United States of America in respect of the opinions set forth herein.

             Based on and subject to the foregoing, it is our opinion that the U.S. tax consequences described in the "Certain United States Federal Income Tax Considerations" section of the Prospectus correctly sets forth the material U.S. federal income tax consequences of the purchase, ownership and disposition of the New Notes and the New Preferred Stock.

             This opinion is solely for your information and is not to be quoted in whole or in part, summarized or otherwise referred to, nor is it to be filed with or supplied to or relied upon by any governmental agency or other person without our written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with Amendment No. 1
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   on Form S-4 Registration Statement [Commission File No. 333-04569].

             This opinion is as of the date hereof. We disclaim any responsibility to update or supplement this opinion to reflect any events or state of facts which may hereafter come to our attention, or any changes in statutes or regulations or any court decisions which may hereafter occur.


                                       Very truly yours,

                                       /s/ Reid & Priest LLP

                                       REID & PRIEST LLP